Exhibit 99.1

FOR IMMEDIATE RELEASE

EL POLLO LOCO, INC. AND EPL INTERMEDIATE, INC. ANNOUNCE RESULTS OF TENDER OFFER

COSTA MESA, Calif. (July 13, 2011) -- El Pollo Loco, Inc. (“EPL”) and its parent company, EPL Intermediate, Inc. (“EPLI” and, together with EPL, the “Offerors,” “we” and “our”), announced today the results of EPL’s previously announced cash tender offer (the “EPL Offer”) for any and all of its outstanding 11.75% Senior Secured Notes due 2012 (the “2012 Notes”) and any and all of its outstanding 11.75% Senior Notes due 2013 (the “2013 Notes”) and EPLI’s previously announced cash tender offer (the “EPLI Offer” and, together with the EPL Offer, the “Offer”) for any and all of its outstanding 14.5% Senior Discount Notes due 2014 (the “2014 Notes” and, together with the 2012 Notes and the 2013 Notes, the “Notes”).

Approximately $132,130,000 aggregate principal amount of 2012 Notes, $105,997,000 aggregate principal amount of 2013 Notes and $19,198,000 aggregate principal amount of 2014 Notes were tendered on or prior to 12.00 noon, New York City time, on July 13, 2011 and accepted for payment by the Offerors, representing approximately 99.72% of the outstanding 2012 Notes, approximately 99.06% of the outstanding 2013 Notes and 100.00% of the outstanding 2014 Notes.

Settlement of the Offer shall occur promptly after the date hereof. The previously announced proposed amendments to the indentures governing the Notes, which eliminate or modify substantially all restrictive covenants and certain events of default and release the collateral securing the 2012 Notes, shall become effective upon closing of the Offer.

COMPANY INFORMATION AND FORWARD LOOKING STATEMENTS

El Pollo Loco, Inc., a privately held company headquartered in Costa Mesa, California, currently operates more than 400 restaurants in nine states: California, Arizona, Connecticut, Georgia, Illinois, Nevada, Oregon, Texas and Utah.

Contacts:	Gary Campanaro Chief Financial Officer El Pollo Loco, Inc. 714.599.5000 gcampanaro@elpolloloco.com	Julie Weeks Vice President of Communications El Pollo Loco, Inc. 714.599.5150 jweeks@elpolloloco.com

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and the Offerors caution you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer and possible completion of the Offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Offerors do not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.